                                                                      Exhibit 99


CONTACTS:

Becky Yeamans, Juno Investor Relations
(212) 597-9274 or ir@support.juno.com

Gary Baker, Juno Public Relations
(212) 597-9005 or pr@support.juno.com


JUNO REPORTS RECORD THIRD-QUARTER RESULTS

* 130% YEAR-OVER-YEAR INCREASE IN QUARTERLY REVENUES

* SUBSCRIBER BASE GROWS TO 12.77 MILLION REGISTERED, 3.70 MILLION ACTIVE

* NET LOSS DECREASES BY 32%, CASH PORTION OF NET LOSS BY 60%, COMPARED WITH Q2


NEW YORK, NY (October 24, 2000) -- Juno Online Services, Inc. (Nasdaq: JWEB), one of the nation's largest Internet access providers, today reported revenues of $30.1 million for the quarter ended September 30, 2000, an increase of 130% over the third quarter of 1999. Juno derives revenue from subscription fees it charges for its premium Web access services, from the sale of advertising, and from various forms of electronic commerce.

Juno's base of active subscribers increased to 3.70 million in the month of September 2000, up from 3.38 million in June 2000. Juno's BILLABLE subscriber base also continued to grow during the third quarter, to 750,000 at September 30, up from 730,000 at June 30. During the same period, Juno's total registered subscriber base grew by 16%, to 12.77 million. As of September 2000, 88% of Juno's active subscribers had full Web access, up from 85% in the previous quarter.

With 3.70 million active subscribers, Juno is the nation's third-largest provider of dial-up Internet services, after AOL and EarthLink, but ahead of AT&T, Microsoft, NetZero, and Prodigy, among others. In addition to its (free and billable) dial-up services, Juno has begun offering a variety of broadband and wireless services, including high-speed DSL access through a relationship with Covad, handheld wireless service through a relationship with Palm, and high-speed mobile wireless access through a relationship with Metricom. Juno has also announced plans to begin offering high-speed access by satellite through an alliance with Hughes Network Systems, and to participate in cable broadband access trials with Time Warner Cable and AT&T Broadband.

Juno's net loss for the third quarter improved significantly compared to the second quarter, as measures the company implemented to reduce its expenses (and in particular its cash expenditures) began taking effect. Juno followed through on its previously announced plans to suspend its use of direct mail and reduce its use of certain other cash-intensive marketing channels, thus significantly reducing expenditures for subscriber acquisition. The company also benefited from the effect of significantly reduced telecommunications rates from a number of its telecom vendors. Juno's net loss improved by approximately 32%, dropping to $29.3 million from $42.9 million in the second quarter. The cash portion of Juno's net loss improved by 60% in the third quarter, dropping to approximately $16 million from about $41 million in the second quarter.

As of September 30, Juno held approximately $69 million in cash and cash equivalents. On October 13, the company announced an equity financing commitment from a private investment fund, structured as an "equity line" facility. Certain additional information relating to this facility (including restrictions on the amount of capital, if any, that may be available to Juno) is available in a Form 8-K filed by the company with the Securities and Exchange Commission on October 13, 2000.

Revenues in the third quarter of 2000 totaled $30.1 million, up slightly from $29.6 million in the second quarter. Billable service revenues rose to $19.0 million in the third quarter, up from $18.4 million in the second quarter. Revenues from advertising and transaction fees and from direct product sales increased to $11.2 million on a combined basis in the third quarter, as compared with $11.1 million in the second quarter.

Cost of revenues improved to 47.7% of total revenues in the third quarter, as compared with 51.5% in the second quarter. This improvement reflects the decline in Juno's effective telecommunications rate and improvements in the per-subscriber cost of providing customer service.

Operations, free service expenses increased to $11.8 million in the third quarter from $9.5 million in the second quarter. This rise reflects a 45% increase in average monthly hours of connection time per free service subscriber as well as continued growth in the size of Juno's active subscriber base. The increase was offset in part by a decline of almost 20% in Juno's effective telecommunications rate. Operations, free service expenses and the portion of cost of revenues that is associated with the free service averaged approximately $1.65 per active free subscriber per month on a combined basis in the third quarter, up from approximately $1.60 per month in the second quarter. This per-subscriber cost remains substantially better than the best Juno's management has seen reported by any competitor. Juno believes its cost advantage to be due in part to the use of its patented offline technology.

Revenues associated with free service subscribers averaged approximately $1.10 per active free subscriber per month, down from approximately $1.20 per subscriber per month in the second quarter, principally due to softness in the overall market for Internet advertising. This softness, exacerbated by an increase in the percentage of Juno's advertisers that are Internet-related companies, is reflected in the company's backlog of advertising contracts, which remained essentially unchanged between the end of the second quarter and the end of the third quarter; in the reduction or cancellation of certain contracts; and in an increased risk of uncollectible receivables. Because such softness has continued into the current quarter, management currently expects that revenues associated with the free service will continue to be exceeded by the sum of the expenses reported on the Operations, free service line and the portion of the Cost of revenues line associated with the free service through at least the end of this year, and that, given the firm's current focus on the continued reduction of expenses and on the continued improvement of its bottom-line performance, firmwide revenues are unlikely to increase during the fourth quarter.

As planned, Juno reduced its subscriber acquisition expenses, to $24.9 million in the third quarter from $38.1 million in the second quarter. The $24.9 million total was divided roughly evenly between cash expenditures and non-cash subscriber acquisition expenses, such as fees payable in Juno common stock in connection with the company's subscriber referral agreements with former Internet service providers WorldSpy and Freewwweb. Juno currently expects a significant further reduction in subscriber acquisition expenses during the fourth quarter, part of an overall effort to bring expenses more in line with company revenues and reduce Juno's reliance on external sources of capital in the context of a less hospitable current market environment.

The company's net loss improved to ($0.75) per share in the third quarter of 2000, compared to a net loss of ($1.11) per share in the second quarter. Subscriber acquisition expenses accounted for approximately 85% of the ($0.75) total, leaving a net loss BEFORE subscriber acquisition expenses of just ($0.11) per share.

In light of recent changes in the market environment, Juno's management currently expects to continue (at least for the time being) its recent shift of focus from the aggressive, cash-intensive growth of its subscriber base to the reduction of its cash outflows and the exploration and development of additional potential revenue sources. "Instead of spending aggressively to attract new subscribers, we expect to concentrate to a greater extent over the next few quarters on segmenting our subscriber base and extracting value from the most productive and least costly segments while taking steps to control the costs associated with the least productive and most costly," said Charles Ardai, Juno's president and chief executive officer. "More than half of the telecom costs associated with our free service are attributable to the 5% of our free subscribers who use that service most heavily. One of our goals will be to improve the balance between revenues and expenses by encouraging heavy users to upgrade to one of our billable services, participate in other revenue-generating activities, or modify their usage patterns. While this initiative may result in a certain amount of subscriber attrition, we believe this increased emphasis on the profitability of various segments of our subscriber base to be appropriate, particularly in light of recent changes in the Internet market environment."


ABOUT JUNO

Juno Online Services, Inc. is a leading provider of Internet access to millions of computer users throughout the United States. Founded in 1996, the company provides multiple levels of service, including free basic Internet access, billable premium dial-up service, and (in certain markets) high-speed broadband access. Juno's revenues are derived primarily from the subscription fees charged for its billable premium services, from the sale of advertising, and from various forms of electronic commerce.

Based on its total of 3.70 million active subscribers during the month of September 2000, Juno is currently the nation's third largest provider of dial-up Internet services, after AOL and EarthLink. As of September 30, 2000, Juno had approximately 12.77 million total registered subscriber accounts.

For more information about Juno, visit www.juno.com/corp. To get a free copy of the Juno software, go to www.juno.com or call 1-800-TRY-JUNO.

                                        #

STATEMENTS IN THIS PRESS RELEASE REGARDING JUNO ONLINE SERVICES, INC. THAT ARE NOT HISTORICAL FACTS ARE FORWARD-LOOKING STATEMENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE SUCH STATEMENTS TO DIFFER MATERIALLY FROM ACTUAL FUTURE EVENTS OR RESULTS. ANY SUCH FORWARD-LOOKING STATEMENTS ARE MADE

PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THE FOLLOWING FACTORS, AMONG OTHERS, COULD CAUSE JUNO'S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE DESCRIBED IN A FORWARD-LOOKING
STATEMENT: LIMITED HISTORY OF OFFERING JUNO'S BILLABLE PREMIUM SERVICES AND FREE BASIC SERVICE IN ITS CURRENT FORM; HISTORY OF LOSSES; FAILURE TO RETAIN OR GROW JUNO'S SUBSCRIBER BASE; INCREASING COMPETITION FROM EXISTING OR NEW COMPETITORS; INABILITY TO SUSTAIN CURRENT LEVELS OF SUBSCRIBER ACQUISITION OR RETENTION; INABILITY TO SUCCESSFULLY MIGRATE FREE SUBSCRIBERS TO, OR TO RETAIN SUBSCRIBERS IN, JUNO'S BILLABLE PREMIUM SERVICES; RAPID TECHNOLOGICAL CHANGE; POSSIBLE UNAVAILABILITY OF FINANCING AS AND IF NEEDED; DECREASES IN THE POPULARITY OF THE INTERNET AMONG CONSUMERS OR AS AN ADVERTISING MEDIUM; DEPENDENCE ON A LIMITED NUMBER OF PARTNERS AND VENDORS FOR THE PROVISION AND ROLL-OUT OF THE JUNO EXPRESS BROADBAND SERVICE; POSSIBLE INDUSTRY CONSOLIDATION; AND POTENTIAL FLUCTUATIONS IN QUARTERLY AND ANNUAL RESULTS. THIS LIST IS INTENDED TO IDENTIFY ONLY CERTAIN OF THE PRINCIPAL FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER. READERS ARE REFERRED TO THE REPORTS AND DOCUMENTS FILED BY JUNO WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE QUARTERLY REPORT ON FORM 10-Q FILED AUGUST 14, 2000, FOR A DISCUSSION OF THESE AND OTHER IMPORTANT RISK FACTORS.

"EBITDA" AND "CASH PORTION OF NET LOSS" ARE NOT MEASUREMENTS OF FINANCIAL PERFORMANCE UNDER GENERALLY ACCEPTED ACCOUNTING PRINCIPLES AND SHOULD NOT BE CONSIDERED ALTERNATIVES TO NET LOSS. EBITDA (EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION) EXCLUDES INTEREST, TAXES AND NON-CASH EXPENSES SUCH AS DEPRECIATION, AMORTIZATION, AND CHARGES FOR STOCK-BASED SUBSCRIBER ACQUISITION. "CASH PORTION OF NET LOSS" IS SIMILAR TO EBITDA, BUT ALSO INCLUDES THE BENEFIT OF INTEREST INCOME, NET.

COMPARISON OF THE SIZE OF JUNO'S SUBSCRIBER BASE TO THOSE OF AOL, EARTHLINK, AT&T, MICROSOFT, NETZERO, AND PRODIGY IS BASED ON THE MOST RECENT DATA PUBLISHED BY EACH COMPANY AND KNOWN TO JUNO'S MANAGEMENT AS OF THE DATE HEREOF.

                   JUNO ONLINE SERVICES, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                   THREE MONTHS                  NINE MONTHS
                                                ENDED SEPTEMBER 30,           ENDED SEPTEMBER 30,
                                            --------------------------    --------------------------
                                                2000          1999            2000           1999
                                            -----------    -----------    -----------    -----------
Revenues:
  Billable services ....................     $  18,962      $   8,654      $  54,127      $  21,529
  Advertising and transaction
   fees ................................        11,105          3,367         28,199          8,335
  Direct product sales .................            78          1,083          1,419          4,082
                                            -----------    -----------    -----------    -----------
   Total revenues ......................        30,145         13,104         83,745         33,946
                                            -----------    -----------    -----------    -----------
Cost of revenues:
  Billable services ....................        12,130          5,960         36,727         16,119
  Advertising and transaction
   fees ................................         2,174          1,120          6,186          3,362
  Direct product sales .................            74            988          1,344          3,577
                                            -----------    -----------    -----------    -----------
   Total cost of revenues ..............        14,378          8,068         44,257         23,058
                                            -----------    -----------    -----------    -----------
Operating expenses:
  Operations, free service .............        11,773          1,464         27,423          5,081
  Subscriber acquisition ...............        24,874         15,028        107,744         31,648
  Sales and marketing ..................         5,010          3,180         14,235          8,208
  Product development ..................         2,470          1,592          8,033          5,423
  General and administrative ...........         2,139          1,284          6,401          2,970
                                            -----------    -----------    -----------    -----------
   Total operating expenses ............        46,266         22,548        163,836         53,330
                                            -----------    -----------    -----------    -----------
   Loss from operations ................       (30,499)       (17,512)      (124,348)       (42,442)

Interest income, net ...................         1,163          1,430          4,535          2,336
                                            -----------    -----------    -----------    -----------
   Net loss ............................     $ (29,336)     $ (16,082)     $(119,813)     $ (40,106)
                                            ===========    ===========    ===========    ===========

Basic and diluted net loss per share....     $   (0.75)                    $   (3.13)
                                            ===========                   ===========
Pro forma basic and diluted net loss per
   share ...............................                    $   (0.46)                    $   (1.39)
                                                           ===========                   ===========

Weighted average shares outstanding used
   in basic and diluted per share
   calculations ........................        38,866                        38,225
                                             ==========                   ===========
Weighted average shares outstanding used
   in pro forma basic and diluted
   per share calculations ..............                       34,634                       28,869
                                                           ===========                   ===========

                   JUNO ONLINE SERVICES, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                        (IN THOUSANDS, EXCEPT SHARE DATA)


                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  2000            1999
                                                              -------------   ------------
                                                               (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents ...............................     $  68,648      $  91,497
  Accounts receivable, net of allowance for
    doubtful accounts of $1,557 and $544 at September 30,
    2000 and December 31, 1999, respectively ..............        13,573          6,370
  Prepaid expenses and other current assets ...............         7,506         15,437
                                                                ---------      ---------
   Total current assets ...................................        89,727        113,304

Fixed assets, net .........................................         9,386          5,684
Other assets ..............................................           902            100
                                                                ---------      ---------
   Total assets ...........................................     $ 100,015      $ 119,088
                                                                =========      =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses ...................     $  36,031      $  29,800
  Current portion of capital lease obligations ............         1,184          1,423
  Deferred revenue ........................................        17,077         14,510
                                                                ---------      ---------
   Total current liabilities ..............................        54,292         45,733

Capital lease obligations .................................           238          1,455
Deferred rent .............................................           177            252
Deferred revenue ..........................................           128             --
Liabilities expected to be settled with common stock ......        10,100             --


Stockholders' equity:
  Preferred stock--$.01 par value; 5,000,000 shares
    authorized, none issued and outstanding ...............            --             --
  Common stock--$.01 par value; 133,333,334 shares
    authorized, 38,936,504 and 34,833,568 shares issued and
    outstanding at September 30, 2000 and December 31, 1999
    respectively ..........................................           389            348
  Additional paid-in capital ..............................       206,400        123,530
  Unearned compensation ...................................          (411)          (745)
  Cumulative translation adjustment .......................            (1)            (1)
  Accumulated deficit .....................................      (171,297)       (51,484)
                                                                ---------      ---------
   Total stockholders' equity .............................        35,080         71,648
                                                                ---------      ---------
   Total liabilities and stockholders' equity .............     $ 100,015      $ 119,088
                                                                =========      =========

                   JUNO ONLINE SERVICES, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                                   NINE MONTHS ENDED
                                                                      SEPTEMBER 30,
                                                                 ------------------------
                                                                    2000           1999
                                                                 ---------      ---------
Cash flows from operating activities:
  Net loss .................................................     $(119,813)     $ (40,106)
  Adjustments to reconcile net loss to net cash
    used in operating activities:
    Depreciation and amortization ..........................         2,743          1,696
    Stock-based subscriber acquisition .....................        10,100             --
    Amortization of deferred rent ..........................           (61)           (49)
    Amortization of unearned compensation ..................           165            352

    Changes in operating assets and liabilities:
      Accounts receivable ..................................        (7,203)        (3,120)
      Prepaid expenses and other current assets ............         7,931        (12,420)
      Accounts payable and accrued expenses ................         6,217         17,950
      Deferred revenue .....................................         2,695          6,927
                                                                 ---------      ---------
        Net cash used in operating activities ..............       (97,226)       (28,770)
                                                                 ---------      ---------
Cash flows from investing activities:
  Purchases of fixed assets ................................        (6,445)          (657)
  Other assets .............................................          (802)            68
                                                                 ---------      ---------
        Net cash used in investing activities ..............        (7,247)          (589)
                                                                 ---------      ---------
Cash flows from financing activities:
  Payments on capital lease obligations ....................        (1,456)          (546)
  Payments on senior note ..................................            --         (9,129)
  Net proceeds from issuance of redeemable
    convertible preferred stock ............................            --         61,859
  Net proceeds from issuance of common stock ...............        81,080         77,285
  Proceeds from issuance of common stock
    in connection with employee stock purchase plan ........         1,166             --
  Proceeds from issuance of common stock
    upon exercise of stock options .........................           834            155
                                                                 ---------      ---------
        Net cash provided by financing activities ..........        81,624        129,624
                                                                 ---------      ---------
        Net (decrease) increase in cash and cash equivalents       (22,849)       100,265

Cash and cash equivalents, beginning of period .............        91,497          8,152
                                                                 ---------      ---------
Cash and cash equivalents, end of period ...................     $  68,648      $ 108,417
                                                                 =========      =========
Supplemental disclosure of cash flow information:
  Cash paid for interest ...................................     $     126      $     293


Supplemental schedule of noncash
  investing and financing activities:
  Capital lease obligations incurred for
    network equipment ......................................     $      --      $     871

                   JUNO ONLINE SERVICES, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                         SEQUENTIAL QUARTERLY COMPARISON
                                 (IN THOUSANDS)
                                   (UNAUDITED)


                                             THREE MONTHS ENDED
                                           ------------------------
                                           SEPTEMBER 30,   JUNE 30,
                                               2000          2000
                                           ----------      --------
Revenues:
  Billable services ....................     $ 18,962      $ 18,429
  Advertising and transaction fees .....       11,105        10,685
  Direct product sales .................           78           439
                                             --------      --------
   Total revenues ......................       30,145        29,553
                                             --------      --------
Cost of revenues:
  Billable services ....................       12,130        12,557
  Advertising and transaction fees .....        2,174         2,262
  Direct product sales .................           74           414
                                             --------      --------
   Total cost of revenues ..............       14,378        15,233
                                             --------      --------
Operating expenses:
  Operations, free service .............       11,773         9,506
  Subscriber acquisition ...............       24,874        38,119
  Sales and marketing ..................        5,010         5,610
  Product development ..................        2,470         3,100
  General and administrative ...........        2,139         2,486
                                             --------      --------
   Total operating expenses ............       46,266        58,821
                                             --------      --------
   Loss from operations ................      (30,499)      (44,501)

Interest income, net ...................        1,163         1,650
                                             --------      --------
   Net loss ............................     $(29,336)     $(42,851)
                                             ========      ========

Basic and diluted net loss per share ...     $  (0.75)     $  (1.11)
                                             ========      ========

Weighted average shares outstanding used
     in basic and diluted per share
     calculations ......................       38,866        38,715
                                             ========      ========

                   JUNO ONLINE SERVICES, INC. AND SUBSIDIARIES
               (IN THOUSANDS, EXCEPT FOR SELECTED SUBSCRIBER DATA)
                                   (UNAUDITED)

EBITDA:                               THREE MONTHS ENDED
                                   SEPTEMBER 30,    JUNE 30,
                                   --------------------------
                                       2000          2000
                                   -------------  -----------
Net loss .......................     $(29,336)     $(42,851)

  Depreciation and amortization         1,041         1,017
  Noncash subscriber acquisition       12,535           266
  Interest income, net .........       (1,163)       (1,650)
                                     --------      --------
       EBITDA ..................     $(16,923)     $(43,218)
                                     ========      ========

                                         SEPT. 30,       JUN. 30,       MAR. 31,       DEC. 31,       SEPT. 30,
                                         ---------       --------       --------       --------       ---------
SELECTED SUBSCRIBER DATA:                  2000            2000           2000           1999           1999
-------------------------                  ----            ----           ----           ----           ----
Total registered subscriber accounts
  as of (1) ........................     12,771,000     11,048,000      9,430,000      8,137,000      7,613,000
Active subscriber accounts
   in month ended (2) ..............      3,700,000      3,379,000      3,053,000      2,394,000      2,326,000
Active Web-enabled
   subscribers in month ended (3) ..      3,251,000      2,876,000      2,358,000        771,000        268,000
Billable subscription service
   accounts as of (4) ..............        750,000        730,000        661,000        550,000        400,000

------------------

(1) Includes all subscriber accounts created since Juno's inception, computed after deduction of any accounts that have since been cancelled, but regardless of current activity, if any.

(2) Encompasses all registered subscriber accounts that connected at least once during the month, together with all subscribers to a billable service, in each case regardless of the type of activity or activities engaged in by such subscribers.

(3) Refers to the subset of active subscriber accounts that have been centrally provisioned for, and provided with the client-side software necessary to access, not only e-mail, but also the World Wide Web, regardless of the extent, if any, to which such subscribers have actually used the Web.

(4) Represents the subset of active subscriber accounts that carry a charge for premium functionality.